EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
December 4, 2012	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS 4TH QTR AND FYE 2012 RESULTS

Horsham, PA, December 4, 2012 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation's leading builder of luxury homes, today announced results for earnings, revenues, contracts, and backlog for its fourth quarter and fiscal year ended October 31, 2012. In its fourth quarter, revenues rose 48% in dollars and 44% in units, contracts rose 75% in dollars and 70% in units, and backlog rose 70% in dollars and 54% in units, compared to FY 2011's fourth quarter. In the fourth quarter, pre-tax income was $60.7 million and net income was $411.4 million.

Fourth Quarter Financial Highlights:

•
FY 2012's fourth quarter net income was $411.4 million, or $2.35 per share, compared to $15.0 million, or $0.09 per share in FY 2011's fourth quarter. Included in FY 2012's fourth quarter was a net tax benefit of $350.7 million, which included the reversal of $400.0 million of the Company's deferred tax asset valuation reserves against its deferred tax asset, offset by a tax provision of $49.3 million.

•
Net income also included pre-tax inventory write-downs of $1.5 million and $0.7 million of cash recoveries of prior joint venture write-offs, compared to pre-tax inventory write-downs of $18.2 million and a $0.4 million pre-tax loss from early repurchase of debt in FY 2011's fourth quarter.

•	Pre-tax income was $60.7 million, compared to $15.3 million in FY 2011's fourth quarter.

•	Revenues of $632.8 million and homebuilding deliveries of 1,088 units rose 48% in dollars and 44% in units, compared to FY 2011's fourth quarter.

•
Net signed contracts of $684.1 million and 1,098 units rose 75% in dollars and 70% in units, compared to FY 2011's fourth quarter. On a per-community basis, FY 2012's fourth-quarter net signed contracts of 4.86 units per community were the highest for any fourth quarter since FY 2005.

•	Backlog of $1.67 billion and 2,569 units rose 70% in dollars and 54% in units, compared to FY 2011's fourth-quarter-end backlog.

•	The Company's cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 4.6%, compared to 7.9% in FY 2011's fourth quarter.

•	The average price of homes delivered was $582,000, compared to $576,000 in FY 2012's third quarter and $565,000 in FY 2011's fourth quarter.

•	Gross margin, excluding interest and write-downs, was 24.6%, compared to 24.2% in FY 2011's fourth quarter.

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•	SG&A as a percentage of revenue improved to 11.8%, compared to 16.0% in FY 2011's fourth quarter due primarily to higher revenues and an insurance reserve reversal of $8.0 million.

•
The Company ended FY 2012 with 224 selling communities, compared to 226 at FY 2012's third-quarter end, and 215 at FYE 2011. At FYE 2012 the Company had approximately 40,400 lots owned and optioned, compared to approximately 39,200 at FY 2012's third-quarter end and approximately 37,500 one year ago.

FY 2012 Financial Highlights

•
FY 2012 net income was $487.1 million, or $2.86 per share diluted, compared to FY 2011's net income of $39.8 million, or $0.24 per share diluted. Included in FY 2012's full year net income was a net tax benefit of $374.2 million, which included the reversal of $400.0 million of the Company's deferred tax asset valuation reserves against its deferred tax asset, offset by a tax provision of $25.8 million.

•
Net income included pre-tax inventory write-downs of $14.7 million and $2.3 million of cash recoveries of prior joint venture write-offs, compared to pre-tax inventory write-downs of $92.7 million and a $3.8 million pre-tax loss from early repurchase of debt in FY 2011. FY 2011 net income also included a net tax benefit of $69.2 million.

•	Pre-tax income was $112.9 million, compared to a pre-tax loss of $29.4 million in FY 2011.

•	Revenues of $1.88 billion and homebuilding deliveries of 3,286 units rose 28% in dollars and 26% in units, compared to FY 2011.

•
Net signed contracts of $2.56 billion and 4,159 units rose 59% in dollars and 49% in units, compared to FY 2011. On a per-community basis, FY 2012's net signed contracts of 18.2 units per community were the highest for any fiscal year since FY 2006.

•	Gross margin, excluding interest and write-downs, was 24.0%, compared to 23.3% for FY 2011.

•	SG&A as a percentage of revenue improved to 15.3% compared to 17.7% for FY 2011.

Douglas C. Yearley, Jr., Toll Brothers' chief executive officer, stated: “Pent-up demand, rising home prices, low interest rates, and improving consumer confidence motivated buyers to return to the housing market in FY 2012. As household formations accelerated and unsold home inventories dropped to record lows, the industry took further steps toward a sustained housing recovery.

“We enjoyed resurgent activity across all of our product lines and in most of our geographic regions. The momentum that began in our first quarter of FY 2012 built throughout the year. Sequentially, over the four quarters of FY 2012, the value of net signed contracts rose 45%, 51%, 66% and 75% compared to FY 2011's same four quarters. Our net contracts per community (“same store sales”), which increased 33% and 60% respectively versus FY 2011's full year and fourth quarter, were the highest for a fiscal year since FY 2006 and the highest for a fourth quarter since FY 2005. Now, five weeks into FY 2013, our contracts are up 34% versus FY 2012's same period.

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“Our large increase in FY 2012 contracts was achieved primarily through an increase in per-community sales. FY 2012's contracts per community of 18.2, while up 33% from FY 2011, were still 36% below our average annual pace from 1987 through 2006 of 28.6; therefore, as the economy strengthens, we believe there is great potential to increase sales paces per community.

“We believe the publicly traded home building companies are growing market share: As the only national home building company focused on the luxury market, we are particularly well positioned. Our financial strength gives us a competitive advantage over the small and mid-sized private builders in our luxury niche whose access to capital and land remains constricted.

“Our financial strength also gives us an advantage in buying land, as sellers know we have the appetite and capital to close transactions quickly. Since the start of our fourth quarter, we have been seeing great deal flow in some excellent locations. Our philosophy has always been to acquire exceptionally located sites - “on the corner of 'Main and Main'”. In contrast to the “just-in-time” model of some “land-light” builders, we often take this land through approvals while we have it under option and then improve it. This helps increase our profit margins and enables us to position the company for the future as we put land under control today that may translate into revenues starting several years later.

”As the economy slowly heals and more customers re-enter the housing market, we look forward to the future. Based on our strong balance sheet, solid land holdings, recognized brand and excellent team of associates, we believe we are well-positioned for the housing market's continuing recovery.”

Martin P. Connor, Toll Brothers' chief financial officer, stated: “We ended FY 2012 with approximately $1.2 billion of cash and marketable securities, $814.9 million available under our 12-bank credit facility and a net-debt-to-capital ratio of 23.6%. Our stockholders' equity grew $535 million in FY 2012, due primarily to our operating income and the reversal of most of our valuation allowance.

“Our strong credit ratings enable us to access the capital markets at industry-leading rates. This quarter we raised $287.5 million through a 20-year exchangeable note offering, callable in September 2017, with a 0.50% coupon and a conversion premium set at $49.08 per share - 50% above our then-current stock price of $32.72.

“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance. We ended FY 2012 with a backlog of $1.67 billion and 2,569 units, up 70% in dollars and 54% in units, compared to FYE 2011. With this backlog and the lowest cancellation rate in our industry, we believe we will deliver between 3,600 and 4,400 homes in FY 2013 at an average price of between $595,000 and $630,000 per home. We expect to end FY 2013 with between 225 and 255 selling communities.”

Robert I. Toll, executive chairman, stated: “Our optimism for our own and the housing industry's prospects is buoyed by basic demographics. During the last five years, population has continued to increase in the United States;

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however, household formations, a key driver of housing demand, have not kept pace. A recent study by Harvard University estimated that, based on historic trends, 1.8 to 2.8 million more U.S. households should have been formed since 2007 than actually were created. Recent trends suggest these formations are starting to occur.

“Meanwhile, new home production has been anemic. Many experts estimate that, going forward, the industry has to produce between 1.4 and 1.7 million new homes per year to keep pace with basic demographic-driven demand. From 2008 through 2011, that number dropped to 660,000 on average and is projected by the National Association of Home Builders to be about 757,000 for 2012. Clearly, more new home production will be needed to meet future demand.

“While general economic trends are encouraging, we hope there is recognition among our leaders that policies supportive of a housing recovery will have an exponentially positive impact on job growth and that an increase in home values will translate into stronger family balance sheets, improved consumer confidence and a greater propensity to spend, which will accelerate the economic recovery.

“In a speech on November 15, 2012, Federal Reserve Chairman Ben Bernanke stated the case for housing: 'Strengthening and broadening the housing recovery remain a critical challenge for policymakers, lenders and community leaders. The degree to which that challenge is met will help determine the strength and sustainability of the economic recovery and the extent to which its benefits are broadly felt'.”

“Toll Brothers was named 2012 Builder of the Year by Professional Builder magazine a few weeks ago. As we end 2012 and look forward to 2013, Doug and I especially want to thank our co-workers. Their enthusiasm, diligence, perseverance, excellence and commitment to quality is why Toll Brothers received this honor.”

Toll Brothers' financial highlights for the fourth quarter and fiscal year ended October 31, 2012 (unaudited):

▪	FY 2012's fourth-quarter net income was $411.4 million, or $2.35 per share diluted, compared to FY 2011's fourth-quarter net income of $15.0 million, or $0.09 per share diluted.

▪
FY 2012's fourth quarter included a net tax benefit of $350.7 million, which included the reversal of $400.0 million of the Company's deferred tax asset valuation reserves against its deferred tax asset, offset by a tax provision of $49.3 million. This compared to a $0.2 million tax provision in FY 2011's fourth quarter.

▪
FY 2012's fourth-quarter pre-tax income was $60.7 million, compared to FY 2011's fourth-quarter pre-tax income of $15.3 million. FY 2012's fourth-quarter results included pre-tax write-downs of $1.5 million: $1.4 million of the write-downs was attributable to operating communities and $0.3 million to owned land for future communities, offset, in part, by recoveries of previously recognized write-downs of $0.2 million and by

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$0.7 million of cash recoveries of prior joint venture write-offs. FY 2011's fourth-quarter results included a pre-tax charge of $0.4 million associated with the early retirement of debt and pre-tax write-downs of $18.2 million.

▪
Excluding inventory write-downs and cash recoveries of prior joint venture write-offs, FY 2012's fourth-quarter pre-tax income was $61.6 million, compared to pre-tax income of $33.9 million in FY 2011's fourth quarter, excluding write-downs and debt retirement charges.

▪
FY 2012's fourth-quarter gross margin improved to 20.1% from 15.3% in FY 2011's fourth quarter. Excluding write-downs and interest, FY 2012's fourth-quarter gross margin improved to 24.6% from 24.2% in FY 2011's fourth quarter. For FY 2012, gross margin, excluding interest and write-downs, was 24.0%, compared to 23.3% for FY 2011.

▪	FY 2012's net income was $487.1 million, or $2.86 per share diluted, compared to FY 2011's net income of $39.8 million, or $0.24 per share diluted.

▪
FY 2012 included a net tax benefit of $374.2 million, which included the reversal of $400.0 million of the Company's deferred tax asset valuation reserves against its deferred tax asset, offset by a tax provision of $25.8 million. This compared to a $69.2 million net tax benefit in FY 2011.

▪
FY 2012's pre-tax income was $112.9 million, compared to FY 2011's pre-tax loss of $29.4 million. FY 2012's results included pre-tax write-downs of $14.7 million: $13.1 million of the write-downs was attributable to operating communities, $1.2 million to owned land for future communities and $0.5 million to land controlled for future communities, offset, in part, by $2.3 million of cash recoveries of prior joint venture write-offs. FY 2011's results included pre-tax write-downs totaling $92.7 million and pre-tax charges of $3.8 million due to early retirement of debt.

▪	Excluding write-downs and cash recoveries of prior joint venture write-offs, FY 2012's pre-tax income was $125.4 million, compared to pre-tax income of $67.2 million for FY 2011.

▪	Interest included in cost of sales was 4.3% of revenues in FY 2012's fourth quarter, compared to 4.7% of revenues in FY 2012's third quarter, and down from 5.0% in FY 2011's fourth quarter.

▪
FY 2012's fourth-quarter revenues and home building deliveries of $632.8 million and 1,088 units increased 48% in dollars and 44% in units, compared to FY 2011's fourth-quarter results of $427.8 million and 757 units. The average price of homes delivered was $582,000, compared to $576,000 in FY 2012's third quarter and $565,000 in FY 2011's fourth quarter.

•	For FY 2012, home building revenues of $1.88 billion and 3,286 units increased 28% in dollars and 26% in units, compared to FY 2011's results of $1.48 billion and 2,611 units.

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▪
In FY 2012's fourth quarter, unconsolidated entities in which the Company had an interest delivered $13.6 million of homes, compared to $34.8 million in the fourth quarter of FY 2011. In FY 2012, unconsolidated entities in which the Company had an interest delivered $89.9 million of homes, compared to $233.4 million in FY 2011. The Company recorded its share of the results from these entities' operations in “(Income/(Loss) from Unconsolidated Entities” on the Company's Statement of Operations.

▪
The Company signed gross contracts of $715.4 million and 1,151 units in FY 2012's fourth quarter, an increase of 70% and 65%, respectively, compared to $421.4 million and 699 gross contracts signed in FY 2011's fourth quarter. The Company signed gross contracts of $2.67 billion and 4,341 units in FY 2012, an increase of 56% in dollars and 46% in units, compared to the $1.71 billion and 2,965 gross contracts signed in FY 2011.

▪
FY 2012's fourth-quarter net signed contracts of $684.1 million and 1,098 rose 75% in dollars and 70% in units, compared to FY 2011's fourth-quarter net signed contracts of $390.0 million and 644 units. The Company's FY 2012 net contracts of $2.56 billion and 4,159 units increased by 59% and 49%, respectively, compared to net contracts of $1.60 billion and 2,784 units in FY 2011.

▪
On a per-community basis, FY 2012's fourth-quarter net signed contracts of 4.86 units per community were 60% greater than FY 2011's fourth-quarter total of 3.04; 65% greater than FY 2010's fourth-quarter total of 2.94 units; 37% greater than FY 2009's fourth-quarter total of 3.56 units; and 161% greater than FY 2008's fourth-quarter total of 1.86; however, they were still below the Company's historical fourth-quarter average, dating back to 1990, of 5.82 units per community. On a per-community basis, FY 2012's net signed contracts of 18.2 units per community were the highest for any fiscal year since FY 2006.

▪	The average price per unit of net contracts signed in FY 2012's fourth quarter was $623,000, compared to $603,000 in FY 2012's third quarter and $606,000 in FY 2011's fourth quarter.

▪
FY 2012's fourth-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 4.6%, compared to 7.9% in FY 2011's fourth quarter. As a percentage of beginning-quarter backlog, FY 2012's fourth-quarter cancellation rate was 2.1%, compared to 3.1% in FY 2011's fourth quarter.

▪
The Company ended FY 2012 with a backlog of approximately $1.67 billion and 2,569 units, which increased 70% in dollars and 54% in units, compared to FY 2011's year-end backlog of $981.1 million and 1,667 units.

•
In FY 2012's fourth quarter, SG&A as a percentage of revenue improved to 11.8%, compared to 16.0% in FY 2011's fourth quarter, due primarily to higher revenues and an insurance reserve reversal of $8.0 million. For FY 2012, SG&A as a percentage of revenue improved to 15.3% compared to 17.7% for FY 2011.

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▪
At October 31, 2012, unconsolidated entities in which the Company had an interest had a backlog of $27.2 million, compared to $21.0 million at October 31, 2011. In FY 2012's fourth quarter and twelve-month periods, such unconsolidated entities produced $16.4 million and $96.1 million of contracts, respectively, compared to $29.6 million and $163.1 million, respectively, in the previous year.

▪
The Company ended FY 2012 with $1.22 billion of cash and marketable securities, compared to $877.4 million at FY 2012's third-quarter end and $1.14 billion at FYE 2011. The Company used $92.0 million on land purchases in FY 2012's fourth quarter. At FYE 2012, the Company also had $814.9 million available under its $885 million 12-bank credit facility, which matures in October 2014.

▪	The Company's Stockholders' Equity at FYE 2012 was $3.12 billion, compared to $2.59 billion at FYE 2011.

▪	The Company ended FY 2012 with a net-debt-to-capital ratio(1) of 23.6%, compared to 27.5% at FY 2012's third-quarter end and 15.0% at FYE 2011.

▪
The Company ended FY 2012 with approximately 40,400 lots owned and optioned, compared to 39,200 one quarter earlier, 37,500 one year earlier, and 91,200 at its peak at FY 2006's second-quarter end. This is exclusive of approximately 800 lots the Company expects to buy from its Baker Ranch joint venture, the operating terms of which were finalized shortly after the quarter ended. At FYE 2012, approximately 31,300 of the 40,400 lots were owned, of which approximately 12,700 lots, including those in backlog, were substantially improved.

▪	In the fourth quarter of FY 2012, the Company purchased 1,899 lots for approximately $92.0 million, and, for the full fiscal year, purchased 5,877 lots for approximately $456.5 million.

▪
The Company expects to end FY 2013 with between 225 and 255 selling communities, compared to its peak of 325 communities at FY 2007's second-quarter end. The Company ended FY 2012 with 224 selling communities, compared to 226 at FY 2012's third-quarter end and 215 at FYE 2011.

▪
Based on FYE 2012's backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 3,600 and 4,400 homes in FY 2013. It believes the average delivered price for FY 2013 will be between $595,000 and $630,000 per home.

•
In FY 2012's fourth quarter and fiscal year, the Company's Gibraltar Capital and Asset Management subsidiary reported a pre-tax loss of $0.4 million and pre-tax income of $7.2 million respectively, compared to FY 2011's fourth quarter and fiscal-year pre-tax income of $1.7 million and $6.9 million, respectively.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

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Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EST) today, December 4, 2012, to discuss these results and its outlook for FY 2013. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls." Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc. is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia, and Washington.

Toll Brothers builds an array of luxury residential communities, principally on land it develops and improves: single-family detached and attached home communities, master planned resort-style golf communities, and urban low-, mid- and high-rise communities. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company acquires and develops commercial properties through Toll Commercial and its affiliate, Toll Brothers Realty Trust, and purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management.

Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award and Builder of the Year. Toll Brothers was awarded Builder of the Year for 2012 and is the only two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com

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Information presented herein for the fourth quarter and fiscal year ended October 31, 2012 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.

Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31, 2012	October 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$778,824	$906,340
Marketable securities	439,068	233,572
Restricted cash	47,276	19,760
Inventory	3,761,187	3,416,723
Property, construction and office equipment, net	106,214	99,712
Receivables, prepaid expenses and other assets	148,315	105,576
Mortgage loans receivable	86,386	63,175
Customer deposits held in escrow	29,579	14,859
Investments in and advances to unconsolidated entities	330,617	126,355
Investment in non-performing loan portfolios and foreclosed real estate	95,522	69,174
Deferred tax assets	364,125
	$6,187,113	$5,055,246

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$99,817	$106,556
Senior notes	2,080,463	1,490,972
Mortgage company warehouse loan	72,664	57,409
Customer deposits	142,977	83,824
Accounts payable	99,911	96,817
Accrued expenses	476,350	521,051
Income taxes payable	87,060	106,066
Total liabilities	3,059,242	2,462,695

Equity:
Stockholders’ Equity
Common stock	1,687	1,687
Additional paid-in capital	404,418	400,382
Retained earnings	2,721,397	2,234,251
Treasury stock, at cost	(983)	(47,065)
Accumulated other comprehensive loss	(4,819)	(2,902)
Total stockholders' equity	3,121,700	2,586,353
Noncontrolling interest	6,171	6,198
Total equity	3,127,871	2,592,551
	$6,187,113	$5,055,246

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2012	2011	2012	2011
Revenues	$1,882,781	$1,475,881	$632,826	$427,785

Cost of revenues	1,532,095	1,260,770	505,738	362,504
Selling, general and administrative expenses	287,257	261,355	74,472	68,449
Interest expense	—	1,504	—	—
	1,819,352	1,523,629	580,210	430,953

Income (loss) from operations	63,429	(47,748)	52,616	(3,168)
Other:
Income (loss) from unconsolidated entities	23,592	(1,194)	4,244	9,811
Other income - net	25,921	23,403	3,889	9,047
Expenses related to early retirement of debt		(3,827)		(413)
Income (loss) before income taxes	112,942	(29,366)	60,749	15,277
Income tax (benefit) provision	(374,204)	(69,161)	(350,668)	234
Net income	$487,146	$39,795	$411,417	$15,043
Income per share:
Basic	$2.91	$0.24	$2.44	$0.09
Diluted	$2.86	$0.24	$2.35	$0.09
Weighted-average number of shares:
Basic	167,346	167,140	168,416	166,896
Diluted	170,154	168,381	174,775	167,525

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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2012	2011	2012	2011
Impairment charges (recoveries) recognized:
Cost of sales	$14,739	$51,837	$1,491	$16,976
Income (loss) from unconsolidated entities	(2,310)	40,870	(689)	1,270
	$12,429	$92,707	$802	$18,246

Depreciation and amortization	$13,468	$13,370	$3,750	$2,710
Interest incurred	$125,783	$114,761	$32,756	$27,941
Interest expense:
Charged to cost of sales	$87,117	$77,623	$27,294	$21,296
Charged to selling, general and administrative expense		1,504
Charged to other income - net	3,404	1,155	1,740	294
Interest reclassified to property, construction and office equipment		3,000
Capitalized interest on investments in unconsolidated entities	3,438		1,178
Total	$93,959	$83,282	$30,212	$21,590

Home sites controlled:
Owned	31,327	30,199
Optioned	9,023	7,298
	40,350	37,497

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Toll Brothers operates in four geographic segments:

North:    Connecticut, Illinois, Massachusetts, Michigan, Minnesota,
New Jersey and New York
Mid-Atlantic:    Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina, South Carolina and Texas
West:    Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended October 31,		Three Months Ended October 31,
	Units		$ (Millions)
	2012	2011	2012	2011
HOME BUILDING REVENUES
North	274	205	$149.9	$108.0
Mid-Atlantic	366	262	204.4	148.7
South	182	159	110.8	87.7
West	266	131	167.7	83.4
Total consolidated	1,088	757	$632.8	$427.8

CONTRACTS
North	239	179	$139.2	$115.4
Mid-Atlantic	303	225	171.1	125.0
South	259	133	169.1	81.9
West	297	107	204.7	67.7
Total consolidated	1,098	644	$684.1	$390.0

BACKLOG
North	655	553	$449.2	$307.4
Mid-Atlantic	658	487	386.2	288.9
South	749	442	483.5	263.2
West	507	185	351.0	121.6
Total consolidated	2,569	1,667	$1,669.9	$981.1

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	Twelve Months Ended October 31,		Twelve Months Ended October 31,
	Units		$ (Millions)
	2012	2011	2012	2011
HOME BUILDING REVENUES
North	891	718	$513.7	$381.6
Mid-Atlantic	1,025	887	564.5	499.7
South	626	522	366.7	285.0
West	744	484	437.9	309.6
Total consolidated	3,286	2,611	$1,882.8	$1,475.9

CONTRACTS
North	993	750	$655.6	$429.6
Mid-Atlantic	1,196	899	661.6	504.3
South	933	668	587.0	388.5
West	1,037	467	653.7	282.4
Total consolidated	4,159	2,784	$2,557.9	$1,604.8

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2012 and 2011, and for backlog at October 31, 2012 and 2011 is as follows:

	2012	2011	2012	2011
	Units	Units	$(Mill)	$(Mill)
Three months ended October 31,
Revenues	14	42	$13.6	$34.8
Contracts	17	33	$16.4	$29.6

Twelve months ended October 31,
Revenues	96	284	$89.9	$233.4
Contracts	106	184	$96.1	$163.1

Backlog at October 31,	36	26	$27.2	$21.0

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